Ex. 10.63

CONTRACT OF SALE

This Contract is entered into by and between SUMMIT AT WINTER PARK LAND CO., LLC (“Seller”), and  SILVERLEAF RESORTS, INC., a Texas corporation ("Purchaser").

W I T N E S S E T H :

FOR AND IN CONSIDERATION of the promises, undertakings, and mutual covenants of the parties herein set forth, Seller hereby agrees to sell and Purchaser hereby agrees to purchase and pay for all that certain property hereinafter described in accordance with the following terms and conditions:

ARTICLE I
PROPERTY

The conveyance by Seller to Purchaser shall include Tracts D, E, F,  and G, The Summit at Winter Park Ranch, a subdivision located in the East 1/2 of Section 20 and in Section 21, Township 1 South, Range 75 West of the 6th Principal Meridian, Winter Park Ranch, Grand County, Colorado, and being depicted on Exhibit “A” attached hereto and made a part hereof for all purposes, together with all and singular the rights and appurtenances pertaining to such property including any right, title and interest of Seller in and to adjacent strips or gores, streets, alleys or rights-of-way, all rights of ingress and egress thereto, and all improvements and fixtures located on said property.  The foregoing property is herein referred to collectively as the “Subject Property.”

ARTICLE II
PURCHASE PRICE

The purchase price to be paid by Purchaser to Seller for the Subject Property shall be the sum of Four Million Six Hundred Sixty One Thousand Seven Hundred Fifty Four and No/100 Dollars ($4,661,754.00).  The purchase price for Tracts D, E, and F shall be the sum of Two Million Six Hundred Eighty Three Thousand Three Hundred Fifty Seven and No/100 Dollars ($2,683,357.00), and the purchase price for Tract G shall be the sum of One Million Nine Hundred Seventy Eight Thousand Three Hundred Ninety Seven and No/100 Dollars ($1,978,397.00).  The purchase price for each Tract being purchased hereunder shall be payable all in cash at the closing of the acquisition of such tract by Purchaser.

ARTICLE III
EARNEST MONEY

Within two (2) business days after final execution of this Contract by all parties hereto,  Purchaser shall deliver to The Title Company of the Rockies, Inc. (the "Escrow Agent" or the "Title Company"), whose address is 78491 U.S. Highway 40, P.O. Box 80482, Winter Park, Colorado, 80482, to the attention of Kajsa Wiberg, a check payable to the order of the Escrow Agent in the amount of Two Hundred Thousand and No/100 Dollars ($200,000.00) ("Earnest Money").  All Earnest Money shall be held and delivered in accordance with the provisions hereof.  Escrow Agent shall immediately present for payment the check deposited by Purchaser and deposit same into an interest bearing Trust Account.  All interest accruing upon the Earnest Money shall be held for the benefit of Purchaser.

If Purchaser does not terminate this Contract during the Inspection Period (as defined in Article VI hereinbelow) then, within two (2) business days after the expiration of the Inspection Period, the Title Company shall disburse the entire $200,000.00 earnest money deposit to Seller; upon such disbursement the $200,000.00 earnest money deposit shall be non-refundable to the Purchaser except in the event of a default by Seller hereunder or in the event that any condition precedent to closing described in Article VIII hereinbelow is not fully satisfied, but, if the Purchaser completes the acquisition of all of the Subject Property, then the entire $200,000.00 earnest money deposit shall be applied in partial satisfaction of the purchase price payable at the final closing hereunder.

In the event that this Contract does not close, then the Earnest Money shall be disbursed in the manner provided for elsewhere herein. Notwithstanding the foregoing or anything to the contrary contained elsewhere in this Contract, it is understood and agreed that One Hundred Dollars ($100.00) of the Earnest Money shall in all events be delivered to Seller as valuable consideration for the inspection period described in Article VI hereinbelow and the execution of this Contract by Seller.

ARTICLE IV
PRE-CLOSING OBLIGATIONS OF SELLER

Within five (5) days from the date of execution of this Contract, Seller shall furnish to Purchaser, at Seller's sole cost and expense, each of the following (collectively, the "Due Diligence Items"):

a.           A copy of Seller’s existing survey of the Subject Property (“Survey”); Purchaser will be responsible for paying any costs incurred in obtaining an update of the Survey to a date subsequent to the date of execution of this Contract;

b.           All information of any kind whatsoever in the possession of Seller concerning possible development of the Subject Property including, but not limited to, any and all plans for the development of the Subject Property, any engineering studies of the Subject Property, any information relating to obtaining the approval of local governing bodies for the development of the Subject Property, any information as to when construction on the Subject Property may commence, any information regarding present or future zoning of the Subject Property, and any information concerning the availability of utilities.

Within five (5) days from the date of execution of this Contract, Purchaser shall obtain, and provide Seller with a copy of, a current commitment (the “Title Commitment”) for the issuance of an owner’s policy of title insurance to the Purchaser from the Title Company, together with good and legible copies of all documents constituting exceptions to Seller’s title as reflected in the Title Commitment.

ARTICLE V
TITLE INSPECTION PERIOD

Purchaser shall have a period of thirty (30) days following the date of execution of this Contract within which to review and approve the information to be provided to Purchaser pursuant to subparagraphs (a) and (b) of Article IV and to review the Title Commitment (the "Title Review Period"). If the information to be provided pursuant to subparagraphs (a) and (b) of Article IV or the Title Commitment reflects or discloses any defect, exception or other matter affecting the Subject Property ("Title Defects") that is unacceptable to Purchaser, then prior to the expiration of the Title Review Period Purchaser shall provide Seller with written notice of Purchaser's objections.  Seller may, at its sole option, elect to cure or remove the objections raised by Purchaser; provided, however, that Seller shall have no obligation to do so.  Should Seller elect to attempt to cure or remove the objections, Seller shall have ten (10) days from the date of Purchaser's written notice of objections (the "Cure Period") in which to accomplish the cure.  In the event Seller either elects not to cure or remove the objections or is unable to accomplish the cure prior to the expiration of the Cure Period, then Seller shall so notify Purchaser in writing specifying which objections Seller does not intend to cure, and then Purchaser shall be entitled, as Purchaser's sole and exclusive remedies, either to terminate this Agreement by providing written notice of termination to Seller within ten (10) days from the date on which Purchaser receives Seller's no-cure notice or waive the objections and close this transaction as otherwise contemplated herein.  If Purchaser shall fail to notify Seller in writing of any objections to the state of Seller's title to the Subject Property as shown by the Survey and Title Commitment, then Purchaser shall be deemed to have no objections to the state of Seller's title to the Subject Property as shown by the Survey and Title Commitment, and any exceptions to Seller's title which have not been objected to by Purchaser and which are shown on the Survey or described in the Title Commitment shall be considered to be "Permitted Exceptions."

ARTICLE VI
INSPECTION PERIOD

Purchaser, at Purchaser's sole expense, shall have the right to conduct a feasibility, environmental, engineering and physical study of the Subject Property for a period of time commencing on the date of execution of this Contract and expiring sixty (60) days thereafter (the "Inspection Period"). Purchaser and Purchaser's duly authorized agents or representatives shall be permitted to enter upon the Subject Property at all reasonable times during the Inspection Period in order to conduct engineering studies, soil tests and any other inspections and/or tests that Purchaser may deem necessary or advisable.  Purchaser further agrees to indemnify and hold Seller harmless from any claims or damages, including reasonable attorneys' fees, resulting from Purchaser's inspection of the Subject Property.  In the event that the review and/or inspection conducted by this paragraph shows any fact, matter or condition to exist with respect to the Subject Property that is unacceptable to Purchaser, in Purchaser's sole discretion, or if for any reason Purchaser determines that purchase of the Subject Property is not feasible, then Purchaser shall be entitled, as Purchaser's sole remedy, to cancel this Contract by providing written notice of cancellation to Seller prior to the expiration of the Inspection Period.  If Purchaser shall provide written notice of cancellation prior to the expiration of the Inspection Period, then this Contract shall be cancelled, all earnest money (less $100.00) shall immediately be returned to Purchaser by the Title Company and thereafter neither Seller nor Purchaser shall have any continuing obligations one unto the other.

ARTICLE VII
REPRESENTATIONS, WARRANTIES, AND COVENANTS OF SELLER

Seller represents and warrants to Purchaser that Seller will have at each closing hereunder good and indefeasible fee simple title to the Subject Property free and clear of all liens, encumbrances, covenants, restrictions, rights-of-way, easements, and any other matters affecting title to the Subject Property except for the Permitted Exceptions.

Seller further covenants and agrees with Purchaser that, from the date hereof until the date of each closing hereunder, Seller shall not sell, assign, or convey any right, title, or interest whatsoever in or to the Subject Property, or create or permit to exist any lien, security interest, easement, encumbrance, charge, or condition affecting the Subject Property without promptly discharging the same prior to each such closing.

Seller hereby further represents and warrants to Purchaser as follows:

a.           There are no actions, suits, or proceedings pending or, to the best of Seller's knowledge, threatened against Seller or otherwise affecting any portion of the Subject Property, at law or in equity, or before or by any federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, or instrumentality, domestic or foreign;

b.           The execution by Seller of this Contract and the consummation by Seller of the sale contemplated hereby have been duly authorized, and do not, and, at the closing date, will not, result in a breach of any of the terms or provisions of, or constitute a default under any indenture, agreement, instrument, or obligation to which Seller is a party or by which the Subject Property or any portion thereof is bound, and do not, and at the closing date will not, constitute a violation of any regulation affecting the Subject Property;

c.           Seller has not received any notice of any violation of any ordinance, regulation, law, or statute of any governmental agency pertaining to the Subject Property or any portion thereof;

d.           That, at each closing hereunder, there will be no unpaid bills, claims, or liens in connection with any construction or repair of the Subject Property except for ones which will be paid in the ordinary course of business or which have been bonded around or the payment of which has otherwise been adequately provided for to the complete satisfaction of Purchaser; and

e.           To the best of Seller's knowledge, there has been no material release of any pollutant or hazardous substance of any kind onto or under the Subject Property that would result in the prosecution of any claim, demand, suit, action or administrative proceeding based on any environmental requirements of state, local or federal law including, but not limited to, the Comprehensive Environmental Response Compensation and Liability Act of 1980, U.S.C. § 9601 et seq.

All of the foregoing representations and warranties of Seller are made by Seller both as of the date hereof and as of the date of each closing hereunder and shall survive each closing hereunder.  Notwithstanding the foregoing or anything to the contrary contained herein, it is understood and agreed that the representations and warranties set forth hereinabove shall survive the second and final closing under this Contract only for a period of six (6) months following the closing date, but not thereafter, and Seller shall have no liability of any kind whatsoever for any breach thereof except to the extent a claim is asserted against Seller within such six (6) month period.

ARTICLE VIII
CONDITIONS PRECEDENT TO CLOSING

Within ten (10) days from the date of execution of this Contract, Seller shall submit to Purchaser, for Purchaser’s approval, the declaration of covenants, conditions and restrictions which Seller will adopt for the purpose of regulating development of the residential subdivision which will include the Subject Property as well as other property owned by Seller.  This declaration must expressly provide that property subject to the declaration may be developed for time share use and that time share use is a permitted use thereunder.  Purchaser shall have five (5) days from the date on which Seller provides Purchaser with a copy of the proposed declaration within which either to approve or disapprove the proposed declaration; if Purchaser approves the declaration, then Seller will record the declaration and provide Purchaser with a copy of the recorded declaration within five (5) days from the date on which Purchaser notifies Seller in writing that Purchaser has approved the declaration.  If Purchaser does not approve Seller’s proposed declaration, then Purchaser may terminate this Contract by written notice to Seller at any time prior to the expiration of the Inspection Period, whereupon this Contract shall be cancelled, the earnest money (less $100.00) shall be returned to Purchaser by the Title Company, and thereafter neither Seller nor Purchaser shall have any continuing obligations one unto the other.

Within forty-five (45) days from the date of execution of this Contract, Purchaser shall submit to Seller for Seller’s approval Purchaser’s plans for development of a time share project at the Subject Property.  Purchaser’s plans shall include a site plan, grading and drainage plans, landscaping plans, plans for access to and from the Subject Property, and plans for the exterior appearance, color and texture of any buildings to be constructed on the Subject Property.  If for any reason Seller has not approved Purchaser’s plans prior to the expiration of the Inspection Period, then Purchaser may terminate this Contract by written notice to Seller, whereupon this Contract shall be cancelled, the earnest money (less $100.00) shall be returned to Purchaser by the Title Company, and thereafter neither Seller nor Purchaser shall have any continuing obligations one unto the other.

The obligation of Purchaser to close this Contract shall, at the option of Purchaser, be subject to the following additional conditions precedent:

a.           All of the representations, warranties and agreements of Seller set forth in this Contract shall be true and correct in all material respects as of the date hereof and at each closing, and Seller shall not have on or prior to each closing, failed to meet, comply with or perform in any material respect any conditions or agreements on Seller's part as required by the terms of this Contract.

b.           There shall be no change in the matters reflected in the Title Commitment, and there shall not exist any encumbrance or title defect affecting the Subject Property not described in the Title Commitment except for the Permitted Exceptions.

c.           There shall be no changes in the matters reflected in the Survey, and there shall not exist any easement, right-of-way, encroachment, waterway, pond, flood plain, conflict or protrusion with respect to the Subject Property not shown on the Survey.

d.           No material and substantial change shall have occurred with respect to the Subject Property which would in any way affect the findings made in the inspection of the Subject Property described in Article VI hereinabove.

If any such condition is not fully satisfied at the time of each closing hereunder, Purchaser may terminate this Contract by written notice to Seller whereupon this Contract shall be cancelled, all earnest money (less $100.00) shall be returned to the Purchaser, and thereafter neither Seller nor Purchaser shall have any continuing obligations one unto the other.

ARTICLE IX
CLOSING

The initial closing hereunder shall take place at the offices of the Title Company.  The initial closing shall occur on or before thirty (30) days from the date of expiration of the Inspection Period.  Purchaser shall notify Seller at least five (5) days in advance of the exact time and date of the initial closing.  At the initial closing hereunder, Purchaser may elect to purchase the entirety of the Subject Property and, if Purchaser does so, shall pay Seller the full purchase price therefore.

Seller and Purchaser hereby agree that Purchaser shall have the right to obtain one ninety (90) day extension of the deadline for the initial closing hereunder by delivering to Seller a non-refundable extension fee in the amount of $160,000.00 (“Extension Fee”).  The Extension Fee (together with a written notice of extension) shall be delivered directly to Seller at least fifteen (15) days prior to the deadline for the initial closing hereunder and shall not be subject to any escrow.  If Purchaser exercises this right, then the deadline for the initial closing shall be extended by ninety (90) days.  The $160,000.00 Extension Fee that must be paid by Purchaser in order to extend the deadline for the initial closing hereunder by ninety (90) days shall be non-refundable to Purchaser and shall not be applied in partial satisfaction of the purchase price payable hereunder.  Seller and Purchaser further agree that, if Purchaser has exercised Purchaser’s right to obtain the first ninety (90) day extension of the deadline for the initial closing hereunder, then Purchaser shall have the right to obtain a second ninety (90) day extension of the deadline for the initial closing hereunder by delivering to Seller a second non-refundable extension fee in the amount of $160,000.00 (“Second Extension Fee”).  The Second Extension Fee (together with a written notice of extension) shall be delivered directly to Seller at least fifteen (15) days prior to the then scheduled deadline for the initial closing hereunder and shall not be subject to any escrow.  If Purchaser exercises this right, then the deadline for the initial closing hereunder shall be extended by an additional ninety (90) days.  The Second Extension Fee shall be non-refundable to Purchaser and shall not be applied in partial satisfaction of the purchase price payable hereunder.

At the initial closing hereunder, Purchaser shall have the right to obtain one ninety (90) day extension of the deadline for the closing of Tract G only, but only on condition that (i) Purchaser has closed the acquisition of Tracts D, E, and F and has paid Seller the sum of Two Million Six Hundred Eighty Three Thousand Three Hundred Fifty Seven  and No/100 Dollars ($2,683,357.00) therefore, and (ii) at the time of the initial closing hereunder Purchaser delivers to Seller a non-refundable extension fee in the amount of $60,000.00.  If Purchaser exercises this right, then the deadline for the closing of Tract G shall be extended by ninety (90) days.  The $60,000.00 extension fee that must be paid by Purchaser in order to extend the deadline for the closing of Tract G hereunder by ninety (90) days shall be non-refundable to Purchaser and shall not be applied in partial satisfaction of the purchase price payable for Tract G.  Seller and Purchaser further agree that, if Purchaser has exercised Purchaser’s right to obtain the first ninety (90) day extension of the deadline for the closing of the acquisition of Tract G, then Purchaser shall have the right to obtain a second ninety (90) day extension of the deadline for closing of Tract G by delivering to Seller a second non-refundable extension fee in the amount of $60,000.00.  This second extension fee, together with a written notice of extension, must be delivered directly to Seller at least fifteen (15) days prior to the then scheduled deadline for the closing of the acquisition of Tract G and shall not be subject to any escrow.  If Purchaser exercises this right, then the deadline for the closing of Tract G shall be extended by an additional ninety (90) days.  The second extension fee shall be non-refundable to Purchaser and shall not be applied in partial satisfaction of the purchase price payable for Tract G.  Seller and Purchaser further agree that, if Purchaser has exercised Purchaser’s right to obtain the second ninety (90) day extension of the deadline for the closing of Tract G, then Purchaser shall have the right to obtain a third ninety (90) day extension for the closing of Tract G by delivering to Seller a third non-refundable extension fee in the amount of $60,000.00.  This third extension fee, together with a written notice of extension, shall de delivered directly to Seller at least fifteen (15) days prior to the then scheduled deadline for the closing of Tract G and shall not be subject to any escrow.  If Purchaser exercises this right, then the deadline for the closing of Tract G shall be extended by an additional ninety (90) days.  The third extension fee shall be non-refundable to Purchaser and shall not be applied in partial satisfaction of the purchase price payable hereunder.

ARTICLE X
SELLER'S OBLIGATIONS AT CLOSING

At each closing hereunder, Seller shall do the following:

a.           Deliver to Purchaser a special warranty deed covering the Tracts in the Subject Property being purchased, duly signed and acknowledged by Seller, which deed shall be in form reasonably acceptable to Purchaser for recording and shall convey to Purchaser good and indefeasible fee simple title to the Tracts in the Subject Property being purchased, free and clear of all liens, rights-of-way, easements, and other matters affecting title to such Tracts, except for the Permitted Exceptions.

b.           Furnish to Purchaser, at Seller's sole expense, a commitment from the Title Company to issue to Purchaser an Owner's Policy of Title Insurance (the "Title Policy") within a reasonable period of time and upon the Title Company's receipt of the original, recorded documents evidencing the transaction issued by the Title Company on the standard form in use in the State of Colorado, insuring that Purchaser has acquired good and marketable fee simple title to the Tracts in the Subject Property being purchased, in the amount of the purchase price therefore subject only to the Permitted Exceptions.

c.           Deliver such evidence or other documents that may be reasonably required by the Title Company evidencing the status and capacity of Seller and the authority of the person or persons who are executing the various documents on behalf of Seller in connection with the sale of the Subject Property.

d.           Deliver a non-withholding statement that will satisfy the requirements of Section 1445 of the Internal Revenue Code so that Purchaser is not required to withhold any portion of the purchase price for payment to the Internal Revenue Service.

e.           Deliver to Purchaser any other documents or items necessary or convenient in the reasonable judgment of Purchaser to carry out the intent of the parties under this Contract.

ARTICLE XI
PURCHASER'S OBLIGATIONS AT CLOSING

At the initial closing, Purchaser shall deliver to Seller in cash the purchase price for Tracts D, E, and F.  At the second closing hereunder, Purchaser shall deliver to Seller the purchase price payable for Tract G in cash with Purchaser receiving credit for any earnest money deposit that has been previously made by Purchaser with the Title Company.

ARTICLE XII
COSTS AND ADJUSTMENTS

At each closing, the following items shall be adjusted or prorated between Seller and Purchaser:

a.           Ad valorem taxes for the Tracts being purchased for the current calendar year shall be prorated as of the date of closing, and Seller shall pay to Purchaser in cash at closing Seller's prorata portion of such taxes.  Seller's prorata portion of such taxes shall be based upon assessments for the immediately preceding calendar year.

b.           Any real estate transfer taxes or sales taxes that are payable in connectionwith the sale of the Tracts being purchased shall be paid in full by Seller.

c.           Except as specifically set forth above, any other charges or fees shall be paid as normal and customary in Grand County, Colorado.  Seller and Purchaser will each be responsible for the fees and expenses of their respective attorneys.

Seller agrees to indemnify and hold Purchaser harmless of and from any and all liabilities, claims, demands, suits, and judgments, of any kind or nature (except those items which under the terms of this Contract specifically become the obligation of Purchaser), brought by third parties and based on events occurring on or before the date of closing and which are in any way related to the ownership, maintenance, or operation of the Subject Property, and all expenses related thereto, including, but not limited to, court costs and attorneys' fees.

Purchaser agrees to indemnify and hold Seller harmless of and from any and all liabilities, claims, demands, suits, and judgments, of any kind or nature, brought by third parties and based on events occurring subsequent to the date of closing and which are in any way related to the ownership, maintenance or operation of the Subject Property, and all expenses related thereto, including, but not limited to, court costs and attorneys' fees.

ARTICLE XIII
ENTRY ON PROPERTY

Purchaser, Purchaser's agents, employees, servants, or nominees, are hereby granted the right to enter upon the Subject Property at any time prior to closing for the purpose of inspecting the Subject Property and conducting such engineering and mechanical tests as Purchaser may deem necessary or advisable, any such inspections and tests to be made at Purchaser's sole expense.  Purchaser agrees to indemnify and hold Seller harmless from and against any and all losses, damages, costs, or expenses incurred by Seller as a result of any inspections or tests made by Purchaser.

ARTICLE XIV
POSSESSION OF PROPERTY

Possession of each Tract, free and clear of all uses and encroachments, except the Permitted Exceptions, shall be delivered to Purchaser at the closing of the acquisition of such Tract.

ARTICLE XV
NOTICES

All notices, demands, or other communications of any type given by the Seller to the Purchaser, or by the Purchaser to the Seller, whether required by this Contract or in any way related to the transaction contracted for herein, shall be void and of no effect unless given in accordance with the provisions of this paragraph.  All notices shall be in writing and delivered to the person to whom the notice is directed, either in person, by facsimile transmission, or by United States Mail, as a registered or certified item, return receipt requested.  Notices delivered by mail shall be deemed given when deposited in a post office or other depository under the care or custody of the United States Postal Service, enclosed in a wrapper with proper postage affixed, addressed as follows:

Seller:	Summit at Winter Park Land Co., LLC
7211 South Peoria Street, Suite 200
Englewood, CO  80112
Attn:  Richard F. Nipert
Telephone:  (303) 414-7620
Fax:  (303) 414-7630

Purchaser:	Silverleaf Resorts, Inc.
1221 River Bend Drive, Suite 120
Dallas, Texas  75247
Telephone No.:  (214) 631-2266
Facsimile No.:  (214) 905-0514

With required copy to:	George R. Bedell, Esq.
Meadows, Owens, Collier, Reed, Cousins & Blau, L.L.P.
901 Main Street, Suite 3700
Dallas, Texas  75202
Telephone No.:  (214) 749-2448
Facsimile No.:  (214) 747-3732

ARTICLE XVI
REMEDIES

In the event that Seller fails to timely comply with all conditions, covenants and obligations of Seller hereunder, such failure shall be an event of default and Purchaser shall have the option (i) to terminate this Contract by providing written notice thereof to Seller, in which event the Earnest Money (less $100.00) shall be returned immediately to Purchaser and the parties hereto shall have no further liabilities or obligations one unto the other; (ii) to waive any defect or requirement and close this Contract; or (iii) sue Seller for specific performance.

In the event that Purchaser fails to timely comply with all conditions, covenants, and obligations Purchaser has hereunder, such failure shall be an event of default, and Seller's sole remedy shall be to retain the Earnest Money.  The Earnest Money is agreed upon by and between the Seller and Purchaser as liquidated damages due to the difficulty and inconvenience of ascertaining and measuring actual damages, and the uncertainty thereof, and no other damages, rights, or remedies shall in any case be collectible, enforceable, or available to the Seller other than in this paragraph defined, and Seller shall accept the Earnest Money as Seller's total damages and relief.

ARTICLE XVII
ASSIGNMENT

Purchaser may not assign its rights under this Contract to anyone other than a Permitted Assignee without first obtaining Seller's prior written approval.  Purchaser may assign its rights under this Contract to a Permitted Assignee without the prior written consent of Seller.  For purposes of this Contract, a "Permitted Assignee" shall mean any partnership, corporation, limited liability company or other business entity which is an affiliate of Purchaser’s or in which Purchaser has an ownership interest or which is controlled by Purchaser.  Any assignment made by Purchaser shall (a) not have the effect of extending the Inspection Period hereunder or the closing date; and (b) be pursuant to a written assignment, a copy of which will be provided to Seller.

XVIII
INTERPRETATION AND APPLICABLE LAW

This Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado.  Where required for proper interpretation, words in the singular shall include the plural; the masculine gender shall include the neuter and the feminine, and vice versa.  The terms "successors and assigns" shall include the heirs, administrators, executors, successors, and assigns, as applicable, of any party hereto.

XIX
AMENDMENT

This Contract may not be modified or amended, except by an agreement in writing signed by the Seller and the Purchaser.  The parties may waive any of the conditions contained herein or any of the obligations of the other party hereunder, but any such waiver shall be effective only if in writing and signed by the party waiving such conditions and obligations.

ARTICLE XX
AUTHORITY

Each person executing this Contract warrants and represents that he is fully authorized to do so.

ARTICLE XXI
ATTORNEYS' FEES

In the event it becomes necessary for either party to file a suit to enforce this Contract or any provisions contained herein, the prevailing party shall be entitled to recover, in addition to all other remedies or damages, reasonable attorneys' fees and costs of court incurred in such suit.

ARTICLE XXII
DESCRIPTIVE HEADINGS

The descriptive headings of the several paragraphs contained in this Contract are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

ARTICLE XXIII
ENTIRE AGREEMENT

This Contract (and the items to be furnished in accordance herewith) constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith.  No representation, warranty, covenant, agreement, or condition not expressed in this Contract shall be binding upon the parties hereto or shall affect or be effective to interpret, change, or restrict the provisions of this Contract.

ARTICLE XXIV
MULTIPLE ORIGINALS ONLY

Numerous copies of this Contract may be executed by the parties hereto.  Each such executed copy shall have the full force and effect of an original executed instrument.

ARTICLE XXV
ACCEPTANCE

Seller shall have until 5:00 o'clock p.m., May 2, 2006, to execute and return a fully executed original of this Contract to Purchaser, otherwise this Contract shall become null and void. Time is of the essence of this Contract.  The date of execution of this Contract by Seller shall be the date of execution of this Contract.  If the final date of any period falls upon a Saturday, Sunday, or legal holiday under the laws of the State of Colorado, then in such event the expiration date of such period shall be extended to the next day which is not a Saturday, Sunday, or legal holiday under the laws of the State of Colorado.

ARTICLE XXVI
ESCROW

The Escrow Agent receiving funds is authorized and agrees by acceptance of them to deposit them promptly, hold same in escrow and, subject to clearance, disburse them in accordance with the terms and conditions of this Contract.  Failure of clearance of funds shall not excuse Purchaser's performance.  If in doubt as to Escrow Agent's duties or liabilities under the provisions of this Contract, Escrow Agent may, at Escrow Agent's option, continue to hold the subject matter of the escrow until the parties mutually agree to its disbursement, or until the judgment of a court of competent jurisdiction shall determine the rights of the parties or Escrow Agent may deposit the subject matter of this escrow with the clerk of the court having jurisdiction over the dispute.  Upon notifying all parties concerned of such action, all liability on the part of Escrow Agent shall fully terminate, except to the extent of accounting for any items previously delivered out of escrow.  Any suit between Purchaser and Seller where Escrow Agent is made a party because of acting as Escrow Agent hereunder, or in any suit wherein Escrow Agent interpleads the subject matter of the escrow, Escrow Agent shall recover reasonable attorney's fees and costs incurred with the fees and costs charged and assessed as court costs in favor of the prevailing parties.  The parties agree that the Escrow Agent shall not be liable to any party or person for misdelivery to Purchaser or Seller of items subject to this escrow, unless such misdelivery is due to the willful breach of this Contract by Escrow Agent.

ARTICLE XXVII
REAL ESTATE COMMISSION

Seller represents and warrants to Purchaser that Seller has entered into a separate agreement with Developing Equities Group, LLC (“Broker”) for the payment of a commission in the event that this Contract closes and that accordingly Seller will be responsible for the payment of such commission at the time of closing hereunder.  Seller hereby represents and warrants to Purchaser that Seller has not contracted or entered into any agreement with any other real estate broker, agent, finder, or any other party in connection with this transaction, and that Seller has not taken any action which would result in any other real estate broker's, finder's, or other fees or commissions being due or payable to any party with respect to the transaction contemplated hereby.  Purchaser hereby represents and warrants to Seller that Purchaser has not contracted or entered into any agreement with any real estate broker, agent, finder, or any other party in connection with this transaction, and that Purchaser has not taken any action which would result in any real estate broker’s, finder’s, or other fees or commissions being due or payable to any party with respect to the transaction contemplated hereby.  Each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost, or expense (including reasonable attorneys' fees) resulting to the other party by reason of a breach of the representation and warranty made by such party herein.  Notwithstanding anything to the contrary contained herein, the indemnities set forth in this Article XXVII shall survive the closing.

EXECUTED on this the 1st day of May, 2006.

SELLER:

SUMMIT AT WINTER PARK LAND CO., LLC,
a Colorado limited liability company

By:	Developing Equities Group, LLC,
Operating Manager

By:	/S/ JEFFREY L. KIRKENDALL
Name:	Jeffrey L. Kirkendall
Its:	Manager

EXECUTED on this the _____ day of _____, 2006.

PURCHASER:

SILVERLEAF RESORTS, INC.,
a Texas corporation

By:	/S/ HARRY J. WHITE, JR.
Name:	Harry J. White, Jr.
Its:	Chief Financial Officer

RECEIPT OF EARNEST MONEY AND ONE (1) EXECUTED COUNTERPART OF THIS CONTRACT IS HEREBY ACKNOWLEDGED:

TITLE COMPANY:

THE TITLE COMPANY OF THE ROCKIES, INC.

By:	/S/ KAJSA M. WIBERG
Name:	Kajas M. Wiberg
Its:	Vice Presidetn

List of Exhibits to Agreement not filed herewith:

Exhibit A:  Plat